Exhibit (a)(1)(D)

THORNBURG MORTGAGE, INC.

Offer to Exchange

Exchange of shares of common stock and cash for all outstanding shares of

8.00% Series C Cumulative Redeemable Preferred Stock (CUSIP No. 885218305)

Series D Adjusting Rate Cumulative Redeemable Preferred Stock (CUSIP No. 885218404)

7.50% Series E Cumulative Convertible Redeemable Preferred Stock (CUSIP No. 885218503)

10% Series F Cumulative Convertible Redeemable Preferred Stock (CUSIP No. 885218701)

and Consent Solicitation

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON AUGUST 20, 2008, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS OF PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO 10:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Thornburg Mortgage, Inc., a Maryland corporation (the “Company”) is making an offer to exchange cash and shares of its common stock (the “Common Stock”) for all of its 8.00% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), Series D Adjusting Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), 7.50% Series E Cumulative Convertible Redeemable Preferred Stock (“Series E Preferred Stock”) and 10% Series F Cumulative Convertible Redeemable Preferred Stock (“Series F Preferred Stock,” and, collectively with the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the “Preferred Stock”), upon the terms and subject to the conditions specified in the Offering Circular, dated July 23, 2008 (the “Offering Circular”), and the related Letter of Transmittal and Consent (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the “Exchange Offer”). We are also soliciting consents (the “Consent Solicitation”) from holders of each series of Preferred Stock (each, a “Holder” and collectively, the “Holders”) as of the expiration of the Exchange Offer and Consent Solicitation, to amend our charter (the “Charter”), to modify the terms of such series of Preferred Stock to: (1) in the case of the Series C Preferred Stock, (i) make dividends non-cumulative and eliminate all accrued but unpaid dividends on the Series C Preferred Stock for all dividend periods ended before the effective date of the amendment, (ii) eliminate the provisions prohibiting the payment of dividends on Common Stock or any other class or series of junior stock and prohibiting the purchase of junior or parity stock if full cumulative dividends on the Series C Preferred Stock for all past dividend periods have not been paid or declared and set apart for payment, (iii) eliminate the redemption provision prohibiting the Company from electing to redeem Series C Preferred Stock before March 22, 2010, (iv) eliminate the provision prohibiting the Company from redeeming less than all of the outstanding Series C Preferred Stock, or redeeming or repurchasing any junior or parity stock, if full cumulative dividends on the Series C Preferred Stock for all past dividend periods and the then-current dividend period have not been paid or declared and set apart for payment, (v) eliminate the right of holders of Series C Preferred Stock to elect two directors if dividends are in arrears for six quarterly periods, and (vi) eliminate the right of holders of Series C Preferred Stock to consent to or approve the authorization or issuance of any class of stock senior to the Series C Preferred Stock; (2) in the case of the Series D Preferred Stock, (i) eliminate the provision increasing the dividend rate by 1% if both (a) the Series D Preferred Stock is not listed on a national stock exchange and (b) the Company is not subject to Exchange Act reporting requirements, (ii) make dividends non-cumulative and eliminate all accrued but unpaid dividends on the Series D Preferred Stock for all dividend periods ended before the effective date of the amendment, (iii) eliminate the provisions prohibiting the payment of dividends on Common Stock or any other class or series of junior stock and prohibiting the purchase or redemption of junior or parity stock if full cumulative dividends on the Series D Preferred Stock for all past dividend periods are not paid or declared and set apart for payment, (iv) eliminate the redemption provision prohibiting the Company from electing to redeem Series D Preferred Stock before November 21, 2011, (v) eliminate the provision prohibiting the Company from redeeming less than all of the outstanding Series D Preferred Stock if full cumulative dividends on the Series D Preferred Stock for all past dividend periods have not been paid or declared and set apart for payment,

(vi) eliminate the right of holders of Series D Preferred Stock to elect two directors if dividends are in arrears for six quarterly periods, (vii) eliminate the right of holders of Series D Preferred Stock to consent to or approve the authorization or issuance of any class of stock senior to the Series D Preferred Stock, and (viii) eliminate the provision requiring the Company to mail annual and quarterly reports to holders of the Series D Preferred Stock if the Company is not subject to Exchange Act reporting requirements; (3) in the case of the Series E Preferred Stock, (i) eliminate the provision increasing the dividend rate by 1% if both (a) the Series E Preferred Stock is not listed on a national stock exchange and (b) the Company is not subject to Exchange Act reporting requirements, (ii) make dividends non-cumulative and eliminate all accrued but unpaid dividends on the Series E Preferred Stock for all dividend periods ended before the effective date of the amendment, (iii) eliminate the provisions prohibiting the payment of dividends on Common Stock or any other class or series of junior stock and prohibiting the purchase or redemption of junior or parity stock if full cumulative dividends on the Series E Preferred Stock for all past dividend periods have not been paid or declared and set apart for payment, (iv) eliminate the redemption provision prohibiting the Company from electing to redeem Series E Preferred Stock before June 19, 2012, (v) eliminate the provision prohibiting the Company from redeeming less than all of the outstanding Series E Preferred Stock if full cumulative dividends on the Series E Preferred Stock for all past dividend periods have not been paid or declared and set apart for payment, (vi) eliminate the right of holders of Series E Preferred Stock to elect two directors if dividends are in arrears for six quarterly periods, (vii) eliminate the right of holders of Series E Preferred Stock to consent to or approve the authorization or issuance of any class of stock senior to the Series E Preferred Stock, and (viii) eliminate the provision requiring the Company to mail annual and quarterly reports to holders of the Series E Preferred Stock if the Company is not subject to Exchange Act reporting requirements, and (4) in the case of the Series F Preferred Stock, (i) make dividends non-cumulative and eliminate all accrued but unpaid dividends on the Series F Preferred Stock for all dividend periods ended before the effective date of the amendment, (ii) eliminate the provisions prohibiting the payment of dividends on Common Stock or any other class or series of junior stock and prohibiting the purchase or redemption of junior or parity stock if full cumulative dividends on the Series F Preferred Stock for all past dividend periods have not paid or declared and set apart for payment, (iii) eliminate the redemption provisions prohibiting the Company from electing to redeem Series F Preferred Stock before September 7, 2012, (iv) eliminate the provision prohibiting the Company from redeeming less than all of the outstanding Series F Preferred Stock if full cumulative dividends on the Series F Preferred Stock for all past dividend periods have not been paid or declared and set apart for payment, (v) eliminate the right to vote together as a single class with holders of common stock on all matters on which the holders of Common Stock are entitled to vote, (vi) eliminate the right of holders of Series F Preferred Stock to elect two directors if dividends are in arrears for six quarterly periods, (vii) eliminate the right of holders of Series F Preferred Stock to consent to or approve the authorization or issuance of any class of stock senior to the Series F Preferred Stock, and (viii) eliminate the provision requiring the Company to mail annual and quarterly reports to holders of the Series F Preferred Stock if the Company is not subject to Exchange Act reporting requirements (as more fully described in the Offering Circular, including Annex A thereto, the “Proposed Amendments”). The elimination of the restrictions described above would allow us to declare and pay dividends on shares of Common Stock or shares of any other class or series of our capital stock, except any class or series of parity stock, or redeem, repurchase or otherwise acquire shares of any class or series of our capital stock, including Common Stock and any other series of Preferred Stock, without paying or setting apart for payment any dividends on shares of any series of Preferred Stock. The foregoing is only a summary of the Proposed Amendments, and is qualified by reference to the amended text of the affected provisions of our Charter reflecting the Proposed Amendments, set forth as Annex A to the Offering Circular.

In connection with the Exchange Offer and Consent Solicitation, we are requesting that you contact your clients for whom you hold Preferred Stock registered in your name or in the name of your nominee, or who hold Preferred Stock registered in their own names.

For forwarding to your clients, we are enclosing the following documents:

1.	Offering Circular, dated July 23, 2008;

2.	Letters of Transmittal and Consent, including a Substitute Form W-9, for your use and for the information of your clients;

3.	A form of notice of guaranteed deliver;

4.	A form letter which may be sent to your clients for whose account you hold Preferred Stock registered in your name or the name of your nominee, to obtain such clients’ instructions with regard to the Exchange Offer and Consent Solicitation;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6.	Return envelope addressed to American Stock Transfer & Trust Company, the exchange agent for the Exchange Offer and Consent Solicitation (the “Exchange Agent”).

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON AUGUST 20, 2008, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). TENDERS OF PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO 10:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

In order to accept the Exchange Offer and Consent Solicitation and consent to the Proposed Amendments, a duly executed and properly completed Letter of Transmittal and Consent and any required signature guarantees, or an Agent’s Message (as defined in the Offering Circular) in connection with a book-entry delivery of Preferred Stock, and any other required documents, must be received by the Exchange Agent by 10:00 A.M., New York City time, on August 20, 2008 or the guaranteed delivery procedures set forth in the Letter of Transmittal and Consent and the Offering Circular must be complied with.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Preferred Stock pursuant to the Exchange Offer and Consent Solicitation. The Company will, however, upon request, reimburse brokers, dealers, banks and trust companies for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its exchange of Preferred Stock pursuant to the Exchange Offer and Consent Solicitation, subject to Instruction 8 of the Letter of Transmittal and Consent.

Any inquiries you may have with respect to the Exchange Offer and Consent Solicitation should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offering Circular.

Sincerely,

THORNBURG MORTGAGE, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION NOT CONTAINED IN THE OFFERING CIRCULAR, THE LETTER OF TRANSMITTAL AND CONSENT OR THE NOTICE OF GUARANTEED DELIVERY.

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